EXHIBIT 10.25(a)

PARACHUTE AGREEMENT

December 6, 2004

Nancy Harris

Dear Nancy:

Forgent Networks Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, should the Company receive a proposal from a third party, whether solicited by the Company or unsolicited, concerning a possible sale of the Company’s NetSimplicity Software Business (as hereinafter defined), the Board of Directors of the Company (the “Board”) has determined that it is imperative that the Company be able to rely upon your continued services without concern that you might be distracted by the personal uncertainties and risks that such a proposal might otherwise entail.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the event of such a Potential Sale (as defined in Section 2 hereof).

In order to induce you to remain in the employ of the Company and its subsidiaries and in consideration of your agreement set forth in Section 2(ii) hereof, the Company agrees that you shall receive the benefits set forth in this letter agreement (“Agreement”) in the event of a Sale (as defined in Section 2 hereof) and in the event your employment is terminated subsequent to such Sale.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2005; provided, however, that commencing on January 1, 2006 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that, notwithstanding any such notice by the Company not to extend, if a sale shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of eighteen (18) months beyond the expiration of the term in effect immediately before such sale.

2. Sale.

(i) No benefits shall be payable or realized hereunder unless there shall have been a Sale of the Company of the NetSimplicity business unit, as set forth herein. For purposes of this Agreement, a “Sale” shall mean the transfer of ownership by Company to an unrelated person or entity (“Purchaser”) of all or substantially all of the assets primarily dedicated to, and used in the production, sale and/or support of, the NetSimplicity software product line, including the trademarks, trade names and goodwill associated therewith.

(ii) For purposes of this Agreement, a potential sale of the Net Simplicity business unit (“Potential Sale”) shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in a Sale; (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Sale; or (C) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Sale has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Sale occurring after the date hereof, you will not voluntarily terminate your employment with the Company for a period of six (6) months from the occurrence of such Potential Sale. If more than one Potential Sale occurs during the term of this Agreement, the provision of the preceding sentence shall be applicable to each Potential Sale occurring prior to the occurrence of a Sale.

3. Acceleration of Vesting and Exercise Upon Sale. Upon the occurrence of a Sale, (i) all stock options and/or stock appreciation rights held by you that are unvested and/or unexercised shall immediately and automatically become fully vested and exercisable as of the effective date of the Sale, and (ii) all restrictions, terms and conditions applicable to any restricted shares and/or restricted stock units held by you shall immediately and automatically be deemed lapsed and satisfied as of the effective date of the Sale.

4. Benefits Following Sale. If any of the events described in Section 2(i) hereof constituting a Sale shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the occurrence of one of the following:

a. You are not offered employment by the Purchaser on or before the thirtieth day after consummation of the Sale;

b. You are offered employment by the Purchaser, but you refuse such offer for Good Reason (as hereinafter defined); or

c. You accept employment with Purchaser, but such employment is terminated during the term of this Agreement, unless such termination is (A) because of your death or Retirement, (B) by the Purchaser for Disability or Cause or (C) by you other than for Good Reason.

(i) Disability. For purposes of this Agreement, “Disability” shall mean a finding of permanent and total disability by the Social Security Administration.

(ii) Cause. For purposes of this Agreement, “Cause” shall mean your willful breach of duty in the course of your employment, or your habitual neglect of your employment duties or your continued incapacity to perform them. For purposes of this Section 4(ii), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company and its subsidiaries.

(iii) Good Reason. You shall be entitled to terminate your employment with Purchaser, or to refuse an offer of employment from Purchaser, for Good Reason. For the purpose of this Agreement, “Good Reason” shall mean the occurrence, during the term of this Agreement, without your express written consent, of any of the following circumstances:

(A) the assignment to you by Purchaser of any duties inconsistent with your status as Vice President and General Manager of the Company’s NetSimplicity business unit, or a substantial diminution in the nature or status of your responsibilities from those in effect immediately prior to the Sale;

(B) a reduction by Purchaser in your annual base salary as in effect on the date hereof (or as the same may be increased from time to time) in an amount greater than 10%;

(C) the relocation by Purchaser of the executive office in which you are located prior to the Sale to a location more than fifty miles therefrom.

Your continued employment with Purchaser shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. A Sale shall not, by itself, constitute Good Reason.

5. Compensation Upon Termination. Following a Sale as defined by Section 2(i), and upon the occurrence of one of the events set forth in Section 4, you shall be entitled to the following benefits;

(A) The Company (or the Purchaser, if applicable) shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company applicable to you, at the time such payments are due; and

(B) The Company shall pay to you, no later than the 30th day following the Date of Termination, a severance payment (the “Severance Payment”) equal to your annual base salary at your last rate of pay by Company immediately prior to the Sale.

(i) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of you and the Company in applying the terms of Section 5(iv), the aggregate “parachute payments” paid to or for your benefit are in an amount that would result in any portion of such “parachute payments” being subject to the excise tax under Section 4999 of the Code, then the Company shall promptly pay to you as an additional severance payment such amount as is necessary to secure for you, after the payment of such excise tax, the full amount of the Severance Payment provided for in Section 5(iv)(B) above.

(ii) You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this Section 5.

6. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer with a copy to the Chief Financial Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chief Executive Officer, or the Chief Financial Officer, or any other person designated by either of them. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
FORGENT NETWORKS INC.

By:	/s/ Richard N. Snyder
Name: Richard Snyder Title: CEO / Chairman 12/31/04

Agreed to this 6th day of December 2004.

/s/ Nancy L. Harris
Signature